HALE AND DORR LLP
                 (a Massachusetts Limited Liability Partnership)
                                Counselors at Law
                              650 College Road East
                           Princeton, New Jersey 08540


                                               March 28, 2003



Senesco Technologies, Inc.
303 George Street, Suite 420
New Brunswick, New Jersey 08901

   Re:  Senesco Technologies, Inc.
        1998 Stock Incentive Plan, as amended

Ladies and Gentlemen:

      We have assisted in the preparation of a Registration Statement on Form S-8, and exhibits thereto (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of three million (3,000,000) shares of common stock, $0.01 par value per share (the "Shares"), of Senesco Technologies, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1998 Stock Incentive Plan, as amended (the "Plan").

      We have examined the Certificate of Incorporation and the Amended and Restated By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

      In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

      We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Plan, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

      We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New Jersey, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

      Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.



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Senesco Technologies, Inc.
March 28, 2003
Page 2



      Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ Hale and Dorr LLP

                                          HALE AND DORR LLP